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                      [ROSENMAN & COLIN LLP LETTERHEAD]


April 17, 1997


Central European Media Enterprises Ltd.
Clarendon House, Church Street
Hamilton HM CX, Bermuda


Re:   Central European Media Enterprises Ltd.
      (the "Company") - Form S-3 Registration
      Statement under The Securities Act of 1933,
      Reg. No. 333-24365 (the "Form S-3")

Gentlemen:

You have requested our opinion with respect to the material set forth under the heading "Certain Tax Considerations -- United States Federal Income Taxation" in the prospectus (the "Prospectus") included in the Form S-3 filed by the Company in connection with the Company's proposed offering and sale of certain convertible subordinated notes due 2004.

In connection with your request, you have provided us with (a) the Form S-3, including the Prospectus, and (b) such other documents as we have deemed necessary or appropriate to review in rendering this opinion.

On the basis of our review of the aforementioned documents, on which we have relied, and on the basis of the United States federal income tax law as currently in effect, including the Internal Revenue Code of 1986, as amended, existing judicial decisions and administrative regulations, including proposed regulations, rulings, procedures and practice, all of which are subject to change, it is our opinion that the discussion of the tax law set forth under the heading "Certain Tax Considerations -- United States Federal Income Taxation" in the Prospectus is accurate as of the date hereof in all material respects.

We hereby consent to the use of our name under the caption "Certain Tax Considerations -- United States Federal Income


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Central European Media Enterprises Ltd.
April 17, 1997
Page 2


Taxation" in the Prospectus and to the use of this opinion as an exhibit to the Prospectus which is part of the Form S-3.

Very truly yours,

Rosenman & Colin, LLP


By: /s/ Eugene L. Vogel
   --------------------------
   Eugene L. Vogel, A Partner